EXHIBIT(10)(V)

NORTH CAROLINA

GUILFORD COUNTY

LEASE AGREEMENT

THIS LEASE AGREEMENT made and entered into this 25th day of September, 2002, by and between KRS OF SUMMERFIELD, LLC, a North Carolina Limited Liability Company, located in Greensboro, North Carolina (“Owner”) and BANK OF OAK RIDGE, a North Carolina banking corporation (“TENANT”).

WITNESSETH:

OWNER, for and in consideration of the rents, covenants and agreements hereinafter set forth which are to be paid, kept and performed does lease and rent to TENANT and TENANT hereby agrees to lease and take and does hereby lease and take upon the terms and conditions collectively hereinafter set forth the following described land, building and improvements to be located at 4423 Highway 220 N, Summerfield, North Carolina (hereinafter referred to as “Demised Premises”) to wit:

BEING that certain office building (the “Building”) containing approximately 3,300 sq. ft. all on the lot known and described as Lot 1, 1.321 Acres, of 4423 Highway 220 N.

THE TERMS and conditions of the Lease Agreement are as follows:

1. IMPROVEMENT

(a) OWNER shall at its sole cost and expense construct improvements on the Demised Premises in accordance with “Plans and Specifications” submitted by Samet Corporation for TENANT, a copy of which is attached herewith and becomes a part of this Lease. TENANT shall, at its sole cost and expense, pay for any modifications, as Exhibit “A”, or additions to those Plans and Specifications initiated or required by TENANT unless otherwise agreed to by OWNER.

(b) Such Plans and Specifications may be altered, amended or changed from time to time by mutual agreement by OWNER and TENANT. OWNER agrees to commence construction promptly upon execution of this Lease and for the Building and improvements thereon to proceed diligently with the construction of the Demised Premises. The projected completion date is February 1, 2003.

2. COMMENCEMENT OF TERM

a) The right to possession by TENANT and the obligation to pay rent under this Lease shall commence when the Building and other improvements which the OWNER has agreed to construct have been completed in accordance with the Plans and Specifications attached hereto as Exhibit “A” and by reference made a part hereof. In the event that the date of completion occurs other than on the last day of a calendar month, rental shall become immediately due and payable monthly by TENANT for the fractional portion of the month in which completion occurs at the rental rate specified for the first year of the Lease. Such rental for the fractional portion of a month shall be in addition to the rental term specified in ARTICLE 3.

(b) The term of the Lease shall commence on the first day of the month next succeeding the month in which completion occurs and Tenant receives a Certificate of Occupancy for the Demised Premises (“Commencement Date”). The projected commencement date is August 1, 2002. The Commencement Date and the legal description of the property shall be incorporated into a Memorandum of Lease to be executed by the parties upon completion and recorded, at OWNER’S expense, in the Office of the Register of Deeds of Guilford County, North Carolina.

(c) OWNER shall deliver the Demised Premises to TENANT clean and free of debris on the Commencement Date, and warrants to TENANT that as of the Commencement Date the plumbing, electrical system, security system, fire sprinkler system, lighting, air conditioning, heating, loading doors, parking areas, roof and structural components of the Demised Premises shall be in good operating condition and repair, and shall be in full compliance with the Plans and Specifications as may have been mutually modified by the parties. If a non-compliance with such warranty exists as of the Commencement Date, OWNER shall promptly, after receipt of written notice from TENANT setting forth with specificity the nature and extent of such non-compliance, rectify same at OWNER’S expense.

3. TERM

(a.) The term of this Lease shall be twenty (20) years, commencing on the Commencement Date (“TERM”), in addition to any partial month of tenancy pursuant to the terms of Paragraph 2(a.)

4. RENTAL

(a) TENANT agrees to pay OWNER rental payments during the term of this Lease payable in advance on the first day of each calendar month in installments as follows:

i.	Simultaneously with the signing of this Lease Agreement, TENANT shall issue a check to OWNER in the amount of $21,650.00 to be applied as rental for the first and partial last months of the Lease term.

ii.	For the Forty Eight Month period beginning on the commencement date, the sum of $10,825.00 per month, plus any applicable sales tax; provided, however, the deposit paid pursuant to Paragraph 2(a) (i) shall be applied to the first month’s rent.

iii.	For the Forty Ninth through the Sixtieth Months the rental sum shall be $11,907.50 per month, plus any applicable sales tax; provided, however, the deposit paid pursuant to Paragraph 2(a) (i) shall be applied to the first month’s rent.

iv.	Thereafter, the rental shall increase annually on the anniversary of the Commencement Date by the greater of the percentage increase in the Consumer Price Index during the previous twelve-month period or 2.5% per year, but not to exceed 5% per year, plus applicable sales tax.

(b)	If any installment of rental is not paid on or before the tenth day of the calendar month during which such payment becomes due, TENANT shall be obligated to pay to OWNER five percent (5%) of the amount of each late payment as a late payment charge which shall be due and payable upon receipt by TENANT of a statement setting forth the amount due.

(c)	All payments of rental shall be paid by TENANT to OWNER without any right of set-off and without notice or demand at the address set forth in the notice provisions of this Lease or at such other address as OWNER may from time to time designate in writing to TENANT. All rentals shall be paid by check payable to KRS Of Summerfield, LLC or to such person, firm or corporation as OWNER may designate in the future by notice given pursuant to the notice provisions of this Lease.

5. USE AND COMPLIANCE WITH LAWS

(a) TENANT shall not conduct on the Demised Premises nor permit to be conducted on the Demised Premises any business which is in violation of the laws of the State of North Carolina or any law or ordinance of any political subdivision having jurisdiction over the Premises.

(b) TENANT shall conduct all activities being used by it on the Demised Premises in such a manner as to be in full compliance with all state, federal, municipal or county laws, ordinances or regulations.

6. PAYMENT OF TAXES AND ASSESSMENTS

TENANT covenants and agrees to pay all ad valorem taxes on the Demised Premises over the term of this Lease and shall be obligated to reimburse OWNER for payment of such taxes with the payment of rental that becomes due in the calendar month next succeeding the month in which OWNER gives TENANT written notice of the amount of such taxes. TENANT shall pay directly all ad valorem taxes and assessments of any nature imposed or assessed upon or against fixtures, equipment, merchandise or other personal property installed or kept upon the Demised Premises. OWNER shall pay any and all assessments for local improvements, such as water and sewer facilities, street improvements and the like imposed or assessed against any portion of the land hereby leased to TENANT. Taxes for any partial year shall be prorated between the parties based on a calendar year.

7. UTILITIES

TENANT shall at its own expense obtain all fuel, water, sewer, electric power, telephone and other utilities which it shall consume in connection with its occupancy of the Demised Premises.

8. REPAIRS, INSURANCE AND DAMAGE OR DESTRUCTION

(a) TENANT shall, at its own expense, maintain the Building and grounds on the Demised Premises, including all windows and doors, in good condition, save and except ordinary wear and tear and damage from fire, windstorm or other casualty to the extent that such damage is covered by insurance carried by OWNER pursuant to the provisions of Paragraph 8(c). All damage to or destruction of glass in the Building shall be at the risk of TENANT.

(b) After OWNER’S completion of the construction of the Building and improvements thereon in accordance with the Plans and Specifications and during the term of this Lease, TENANT shall, at its own expense, perform all routine maintenance (e.g. repair stopped toilet caused by misuse and replace burned out lights, etc.), maintain the landscaping, make all necessary repairs to the roof and structural portions of the building, heating system, electrical system, plumbing system, fire protection system (including annual inspection), air conditioning system (including any associated maintenance agreement) and all other equipment installed in the Building, and replace any and all such equipment as and when such replacement becomes necessary. TENANT shall maintain an active service agreement on HVAC systems during the term of the Lease and provide OWNER with evidence of same. OWNER shall nevertheless make available to TENANT the benefits of any and all warranties on any of such equipment originally installed in the Building. TENANT shall, at its expense, be responsible for the cost of repair or replacement of all paving, in TENANT’S sole discretion, including sidewalks and parking areas, during the term of this Lease and such obligation shall include any replacements if needed.

(c) OWNER shall at all times carry a standard coverage insurance policy covering the Demised Premises, including fixtures, in an amount not less than the replacement cost. The premiums for such insurance shall be reimbursed by TENANT and shall be due and payable with the next installment of rent which becomes due after the OWNER notifies TENANT of the amount of such insurance premium. TENANT shall carry such insurance covering its property located on the Demised Premises or shall as to such property be a self-insurer. TENANT shall obtain and keep in force during the term of this Lease a Commercial General Liability policy of insurance protecting TENANT and OWNER (as an additional insured) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the use, occupancy or maintenance of the Demised Premises. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence. OWNER may also maintain liability insurance in addition to, and not in lieu of, the insurance required to be maintained by TENANT.

(d) In the event the Building is damaged by fire or other casualty, TENANT shall give immediate notice in writing to OWNER. If the Building is partially damaged, but not to such extent as to render the Demised Premises wholly untenantable for the purposes for which TENANT uses them under this Lease, the rental and all obligations of TENANT shall abate proportionately from the date of such notice based on the number of square feet which TENANT is unable to use for the purposes for which it was leased and OWNER shall be obligated to make and to complete with due and reasonable diligence such repairs as may be necessary to restore the building to its condition as before such damage occurred. If the damage to the Building is so extensive as to render the Demised Premises wholly untenantable for the purposes for which TENANT uses them under this Lease, the rent shall cease from the time OWNER is notified in writing by TENANT. If the Demised Premises are wholly untenantable, OWNER shall proceed, at his expense and as expeditiously as practicable to repair the damage, unless, because of the substantial extent of the damage or destruction he should decide not to repair or restore the Demised Premises, in which event and at OWNER’S sole option, OWNER may terminate this Lease forthwith by giving TENANT a written notice of his intention to terminate within sixty days after the date of the fire or other casualty. Furthermore, should such casualty occur within six months of the end of the then current term of the Lease or OWNER should be unable to repair or restore the Demised Premises within 180 days of the date of the occurrence of the damage to the Demised Premises, TENANT shall have the option to terminate this Lease forthwith by giving OWNER a written notice of its intention to terminate within 60 days after the date of the fire or other casualty.

(e) In the event of disagreement between the parties as to the extent of damage or amount of rental reduction, the differences shall be decided by arbitration, as outlined in ARTICLE 20 of this Agreement.

9. MUTUAL INDEMNIFICATION

(a) Except for OWNER’S willful actions or negligence and/or any failure by OWNER to fulfill its obligations hereunder, TENANT shall indemnify, protect, defend and hold harmless OWNER from and against any and all claims, damages, costs, liens, judgments, reasonable attorneys’ fees, expenses and liabilities arising out of, involving, or in dealing with, the occupancy of the Demised Premises by TENANT during the Term, any negligent act or omission of TENANT, its employees or invitees, and arising out of any breach by TENANT in the performance of any obligations on TENANT’S part to be performed under this Lease. The foregoing shall include, but not be limited to, the defense or pursuit of any claim or any action or proceeding involved therein. In case any action or proceeding is brought against OWNER by reason of any of the foregoing matters, TENANT upon notice from OWNER shall defend the same at TENANT’S expense by counsel reasonably satisfactory to OWNER and OWNER shall cooperate with TENANT in such defense. OWNER need not have first paid any such claim in order to be so indemnified.

(b) Except for TENANT’S willful actions or negligence and/or any failure by TENANT to fulfill its obligations hereunder, OWNER shall indemnify, protect, defend and hold harmless TENANT from and against any and all claims, damages, costs, liens, judgments, reasonable attorneys’ fees, expenses and liabilities arising out of, involving, or in dealing with, any acts or omissions of OWNER or any prior owner or tenant of the Demised Premises occurring prior to the Commencement Date, any act, omission or neglect of OWNER, his agents, employees or invitees, any breach of a representation and warranty of OWNER, or arising out of any breach by OWNER in the performance of any obligation of OWNER under this Lease. The foregoing shall include, but not be limited to, the defense or pursuit of any claim or any action or proceeding involved therein. In case any action or proceeding is brought against TENANT by reason of any of the foregoing matters, OWNER upon notice from TENANT shall defend the same at OWNER’S expense by counsel reasonably satisfactory to TENANT and TENANT shall cooperate with OWNER in such defense. TENANT need not have first paid any such claim in order to be so indemnified. The terms of this indemnity shall not terminate upon the termination of the Lease or the sale or transfer of the Demised Premises.

10. IMPROVEMENTS AND ALTERATIONS

TENANT shall make no alterations or additions to the building or Demised Premises without the written approval of OWNER, but such approval shall not be unreasonably withheld. TENANT shall submit plans in reasonable detail for any proposed alterations or additions. Such work shall be in compliance with all applicable codes and ordinances. Except for TENANT’S equipment and machinery, all improvements shall become the property of OWNER at the end of the term of this lease or, at OWNER’S option, removed by TENANT at TENANT’S expense.

11. RIGHT TO SUBLET

TENANT shall not sublease or assign the Demised Premises without the written approval of OWNER, but such approval shall not be unreasonably withheld. No permitted subleasing or assignment shall relieve TENANT from any obligations on its part imposed by this Lease Agreement. TENANT agrees to reimburse OWNER for any costs and expenses (including reasonable attorney’s fees) incurred by OWNER in connection with TENANT’S assignment or subletting.

12. RIGHT TO REMOVE PERSONALTY

TENANT shall not remove from the Premises any parts or portions of the heating, electrical, air conditioning or plumbing systems, even though provided at its expense. Otherwise, TENANT shall have the right to remove and shall remove upon request of OWNER at termination of the Lease all equipment, fixtures, merchandise and other personal property installed or provided by TENANT. In the event such removal shall injure or damage the building or Demised Premises, TENANT shall promptly repair all such damage at its own expense or pay to OWNER the agreed, reasonable cost of such repairs. Upon termination of the Lease, TENANT shall remove all of its personal property and leave the premises “broom clean”.

13. RIGHT OF INSPECTION

OWNER or his delegees shall have the right to enter upon and inspect the Demised Premises at and upon reasonable times and occasions during the Lease term, however, except in case of emergency, OWNER shall only have the right to enter upon and inspect the Building upon reasonable notice to TENANT and during normal business hours.

14. TAKING BY EMINENT DOMAIN

(a) If the total Demised Premises or all of the Building is taken for any public purpose pursuant to the power of eminent domain (including purchase under threat of condemnation) this Lease shall terminate as of the date that the condemning authority takes title or possession, whichever occurs first.

(b) If the Demised Property is partially taken for public use pursuant to the power of eminent domain (including purchase in lieu of condemnation) TENANT may at its option terminate the Lease effective as of the date the condemning authority takes title or possession, whichever is first, if the taking is so substantial as to render the remainder of the property unusable for the purposes for which it was leased. OWNER shall, at its expense, restore the untaken portion of the Demised Premises to the extent necessary to render it reasonably suitable for the purposes for which it was leased, including replacing any parking area taken and returning the Demised Premises to compliance with zoning ordinances and other applicable laws, and shall make all repairs reasonably necessary to constitute the building a complete architectural unit.

(c) All compensation for the taking of the property shall belong to and be the property of OWNER without any participation by TENANT, except that TENANT may prosecute its claim directly against the condemning authority for any compensable losses sustained by TENANT.

(d) In the event of partial taking without termination of the Lease, reasonable adjustments shall be made in the rental to reflect the loss of utility sustained by TENANT as a result of the taking.

(e) In the event that any dispute arises between OWNER and TENANT with respect to the taking or partial taking of the property pursuant to the power of eminent domain, such dispute shall be settled by arbitration as outlined in ARTICLE 20 of this Agreement.

15. DEFAULT

(a)	Each of the following shall be deemed a default by TENANT and a breach of this Lease Agreement:

(i)	The filing of a petition by TENANT for adjudication as bankrupt, the involuntary adjudication of TENANT as a bankrupt or the voluntary reorganization of TENANT pursuant to the United States Bankruptcy Code.

(ii)	The appointment of a receiver for TENANT.

(iii)	The dissolution or the commencement of any action or proceeding for the dissolution or liquidation of TENANT.

(iv)	Taking possession of the property of the TENANT by any government officer or agency pursuant to the statutory authority for dissolution or liquidation of TENANT or pursuant to any judgment or lien.

(v)	The making by TENANT of any assignment for the benefit of creditors.

(vi)	A default in the payment of rent, late payment or ad valorem taxes or insurance premiums to be paid by TENANT pursuant to Paragraph 6 & 8 as may be modified by the terms of this Lease.

(vii)	A default in the performance of any other covenant or condition of this Lease Agreement on the part of TENANT.

16. REMEDIES IN CASE OF DEFAULT

If TENANT fails to perform any obligation imposed by this Lease and the default continues for thirty (30) days after written notice of such default has been given to TENANT, or if TENANT defaults in the payment of rental or late charge and such default continues for ten (10) days, OWNER, at its option may re-enter and take possession of the Demised Premises and may terminate this Agreement, or may, without terminating this Agreement, re-enter and take possession of the Demised Premises, remove the property of TENANT and all other parties from the Demised Premises and relent the premises for the account of TENANT in which case TENANT shall be liable to OWNER not only for all unpaid rent which accrued prior to default, but shall also be liable for all rent accruing under this Lease Agreement during the unexpired term, and for all expenses incurred by Owner, including reasonable attorneys’ fees, less amounts as shall actually be received by OWNER as a result of such reletting. The remedies herein provided for are cumulative and are in addition to but not exclusive, of those provided by law.

17. INTERPRETATION AND CONSTRUCTION

(a) Failure by either party to exercise any right, power or privilege arising under this Agreement shall not be construed as a waiver of the right to exercise that right, power or privilege at a subsequent time. Failure of either party to insist upon strict compliance with any of the terms of this Agreement shall not be construed as a waiver of the right to insist upon strict compliance in the future.

(b) This Agreement is intended to and shall create the relationship of Landlord and Tenant only. No estate shall pass out of OWNER and TENANT has no interest subject to levy and sale. This Lease is made in North Carolina, to be executed and performed in North Carolina, and shall be construed in accordance with the laws of North Carolina. If TENANT remains in possession of the Demised Premises or any part thereof after the expiration of the Term with OWNER’S acquiescence and without any agreement of the parties, TENANT shall be a tenant from month to month and there shall be no renewal of this Lease or exercise of an option by operation of law.

(c) The invalidity of any provision of this Lease, as determined by arbitration or a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

(d) Whenever a singular word is used herein, it shall also include the plural wherever required by the context, and vice versa; and whenever any gender is used herein, it shall also include the other genders wherever required by the context. The terms and conditions hereof shall be interpreted and construed in accordance with their usual and customary meanings, and the parties hereby expressly waive and disclaim, in connection with the interpretation and construction hereof, any rule of law or procedure requiring otherwise, specifically including, but not limited to, any rule of law to the effect that ambiguous or conflicting terms or conditions contained herein shall be interpreted or construed against the party whose counsel prepared this Lease or any earlier draft hereof.

(e) The captions herein are for convenience and identification purposes only, are not an integral part hereof, and are not to be considered in the interpretation of any part hereof.

18. NOTICES

All notices provided for in this Agreement shall be in writing and may be delivered (by hand or by messenger or courier service) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, by recognized overnight courier or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Article 18. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail, the notice shall be deemed given five (5) business days after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantees next day delivery within the United States shall be deemed given two (2) business days after delivery of the same to the United States Postage Service or courier. If any notice is transmitted by facsimile transmission or similar means, the same shall be deemed served or delivered upon telephone confirmation of receipt of the transmission thereof, provided a copy is also delivered via delivery or mail. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

Notice to OWNER shall be addressed to:

C/O:	SAMET PROPERTIES
PO BOX 8050
GREENSBORO, NC 27419
Facsimile: (336) 544-2638

Notice to the TENANT shall be addressed to:

BANK OF OAK RIDGE

ATTN: RONALD O. BLACK, PRESIDENT

PO BOX 2

OAK RIDGE, NC 27310

With a copy to:	Kathryn V. Purdom, Esq.
Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. PO BOX 25000 Greensboro, NC 27420 Facsimile: (336) 378-1001

Either party may from time to time by notice as herein provided designate a different person, address or both to which notices given pursuant to this Lease shall be sent.

19. BINDING LEASE

The terms of this Lease shall be binding on both OWNER and TENANT and upon their respective successors and assigns.

20. ARBITRATION

TENANT and OWNER agree that any dispute arising out of, pursuant to, or relating to this Lease shall be resolved by binding arbitration in Guilford County, North Carolina, before one (1) arbitrator pursuant to the rules of the American Arbitration Association for commercial arbitration. The sole function of the arbitrator is to interpret and enforce this Lease under North Carolina law and the arbitrator shall have no authority to alter, amend, which shall be the responsibility of each party hereto, modify or change this Lease. The costs of the arbitration (other than each party’s attorneys’ fees) shall be paid as determined by the arbitrator. This is a mandatory arbitration clause in accordance with the North Carolina Arbitration Act.

21. SIGNS

TENANT may not, without OWNER’S prior written consent, not unreasonably withheld, cause or permit the erection, installation, or display of any sign or advertising material anywhere upon the Demised Premises. Any sign, device, fixture or other attachment permitted to be installed by TENANT hereunder shall be installed by TENANT at its own expense and in accordance with all governmental requirements. TENANT shall be responsible for any damage resulting from the installation or removal of any such sign, device, fixture or other attachment.

22. COVENANT OF QUIET ENJOYMENT

OWNER warrants and covenants with TENANT that he is seized of the Demised Premises in fee simple and has the right and authority to enter into this Lease for the full term thereof; and that at all times when TENANT is not in default under the terms of and during the original term and any extension of this Lease, TENANT’S quiet and peaceable enjoyment of the Demised Premises shall not be disturbed and interfered with. This covenant shall extend to OWNER’S lender.

23. SUBORDINATION

This Lease shall be subject and subordinate at all times to the lien of any mortgage or deed of trust or other encumbrance(s) which may now or which may at any time hereafter be made upon the Building in which the Demised Premises are a part or any portion thereof, or upon OWNER’S interest therein. This clause shall be self-operative, and no further instrument of subordination shall be required to effect the subordination of this Lease. Nonetheless, if requested by OWNER, TENANT shall execute and deliver such reasonable further instrument(s) subordinating this Lease to the lien of any such mortgage or deed of trust or any other encumbrance(s) as shall be desired by any party to be secured thereby. If the interest of OWNER under this Lease shall be transferred by reason of foreclosure or other proceedings for the enforcement of any mortgage or deed of trust on the Demised Premises or the Building, TENANT shall be bound to the transferee, under the terms, covenants and conditions of this Lease for the remaining term, including any extensions or renewals, with the same force and effect as if the transferee were OWNER under this Lease, and, if requested by such transferee, TENANT agrees to the transferee as its OWNER.

It is further provided, however, that this Lease and the rights of the TENANT hereunder shall not be turbed, but shall continue in full force and effect so long as there is no default by the TENANT hereunder which is not waived in writing by OWNER. TENANT also agrees that any Subordination Agreement executed by it may contain a requirement that the TENANT promptly notify any such mortgagee of any default by the OWNER or other Landlord under this Lease, and that the TENANT shall further grant the mortgagee a reasonable period of time to cure any default by the OWNER under this Lease. Any time period specified as the time period in which Lender shall have to cure such default shall be further modified to provide that any default, except as to the payment of money, shall be deemed cured if the mortgager, in good faith, commences performance requisite to cure the same within 60 days after receipt of notice and thereafter continuously and with reasonable diligence proceeds to complete the performance required to cure such default.

The TENANT also agrees that any such Subordination Agreement may provide that the OWNER execute an Assignment of Leases, Rents and Profits conveying the rentals under such Lease to any such mortgagees as additional security and the TENANT agrees to make the rental payments under this Lease to the proper party as designated in such Subordination Agreement.

24. ESTOPPEL CERTIFICATE

TENANT shall, without charge therefore, at any time and from time to time, within ten (10) days after request by OWNER, execute, acknowledge and deliver to OWNER a written Estoppel Certificate certifying to the OWNER, any mortgagee, designee of the mortgagee or any purchaser of the Building, or any other person designated by OWNER, as of the date of such Estoppel Certificate: (a) that TENANT is in possession of the Demised Premises; (b) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and setting forth such modification); (c) whether or not there are then existing any setoffs or defenses against the enforcement of any right or remedy of OWNER, or any duty or obligation of TENANT hereunder (and, if so, specifying the same in detail); (d) the amount of the rent paid hereunder and the dates through which such rent has been paid; (e) that TENANT has no knowledge of any then uncured defaults on the part of OWNER under this Lease (or if TENANT has knowledge of any such uncured defaults, specifying the same in detail; (f) that TENANT has no knowledge of any event having occurred that authorized the termination of the Lease by TENANT (or if TENANT has such knowledge, specifying the same in detail); (g) the amount of any security deposit held by OWNER; and (h) such reasonable other information requested by OWNER, such mortgagee, assignee of such mortgagee, such purchaser or such other person as designated by OWNER. Failure to deliver the Certificate within ten days after request by OWNER shall be conclusive upon TENANT for the benefit of OWNER and any successor to OWNER that this Lease is in full force and effect and has not been modified as may be represented by the party requesting the Certificate. If TENANT fails to deliver the Certificate within the ten days after requested by OWNER, then by such failure, TENANT shall irrevocably constitute and appoint OWNER as its attorney-in-fact to execute and deliver the Certificate to any third party.

25. ENTIRE AGREEMENT

This lease contains the entire agreement between the parties and may not be modified except in writing and signed by body parties.

26. PERFORMANCE UNDER PROTEST

If at any time a dispute shall arise as to any amount or sum of money to be paid by one party to the other under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of such party to institute suit for recovery of such sum. If it shall be determined pursuant to arbitration or otherwise that there was no legal obligation on the part of such party to pay such sum or any part thereof, such party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provision of this Lease.

27. CUMULATIVE RIGHTS

All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative to, but not restrictive of or in lieu of those conferred by law.

28. ENVIRONMENTAL CONCERNS

TENANT warrants that (i) the Premises shall not be used by TENANT, its agents, employees or invitees in violation of any federal, state or local law, ordinance or regulation for the protection of the environment (“Environmental Law”); (ii) all operations of TENANT are being and in the future will be conducted in full compliance with all Environmental Laws; free of underground storage tanks, out-of-use transformers, hazardous, radioactive or toxic wastes, contaminants, oil, asbestos containing materials, or other materials, the production, use, storage, transportation, disposal, discharge, or removal of which is regulated, restricted, prohibited or penalized by any federal, state or local agency, authority or governmental unit (“Hazardous Substances”); (iii) TENANT has not filed nor been required to file any federal, state, or local reports or notices of any nature relating to the discovery, discharge, or disposal of Hazardous Substances on any real property now or previously owned or occupied by TENANT; and (iv) no proceedings have been commenced or threatened, or citations, orders, or notices received, concerning TENANT and the alleged violation of any Environmental Laws.

Except for materials necessary for the normal routine maintenance of the Premises, which materials shall be used in accordance will all Environmental Laws, TENANT covenants that, without prior written consent of OWNER, it will not permit any Hazardous Substances to be brought into the Demised Premises or to the Land, including all improvements located thereon, and if otherwise brought, found or located thereon, TENANT will cause the same to be removed immediately, with proper disposal, will diligently undertake all necessary environmental cleanup procedures, and will otherwise fully comply with all Environmental Laws; however, if such Hazardous Substance(s) were located in the Demised Premises prior to their occupation by TENANT, such cleanup procedures will be effected by OWNER and/or such party other than TENANT responsible for the presence of such materials. TENANT covenants that it will immediately notify OWNER in writing of any accidents on or affecting the Premises involving Hazardous Substances, and will provide OWNER with copies of all current or future environmentally related permits, filings, reports, assessments, audits, notices, complaints, and the like relating to TENANT or the Premises. TENANT further covenants that upon request of OWNER, TENANT will, at its sole expense, obtain such environmental assessments for the Premises and TENANT’S Operations as OWNER may direct. Should TENANT fail to perform such environmental assessments within thirty (30) days of OWNERS request, OWNER shall have the right, but not the obligation, to retain an environmental consultant to perform said assessments.

29. WAIVER OF SUBROGATION

OWNER and TENANT hereby release each other and TENANT hereby releases other tenants of OWNER, if any, occupying space within the same building as the Demised Premises, from any and all liability or responsibility to such other(s) or anyone claiming through them by way of subrogation or otherwise for any (a) personal injury, or (b) loss or damage to property to be insured, as provided in this Lease, even if such injury, loss or damage shall have been caused by the fault or negligence of the other party or anyone for whom such party may be responsible. All fire and extended coverage insurance carried by either OWNER or TENANT covering losses arising out of the destruction or damage to the Premises or any contents thereof shall provide for a waiver of rights of subrogation against OWNER, TENANT and other such tenants referenced above on the part of the insurance carrier.

30. RECORDING

Either OWNER or TENANT shall upon request by the other, execute, acknowledge and delivery to the other a short form memorandum of this Lease for recording purposes. The party requesting recordation shall be responsible for payment of any fees or taxes applicable thereto.

31. FIRST RENEWAL OPTION

(a) If TENANT is not then in default, TENANT shall have the option to extend the Lease for an additional term of five (5) years by giving written notice to OWNER as required by Paragraph 18. The rental rate for the renewal period will be increased annually on the anniversary of the Commencement Date by the greater of the percentage increase in the Consumer Price Index during the previous twelve-month period or 2.5% per year, but not to exceed 5% per year, plus applicable sales tax.

(b)	In order to exercise this option, TENANT must give OWNER written notice One hundred eighty days (180) days prior to the expiration date of Lease Term.

(c)	All other terms and conditions of this Lease Agreement shall be and remain in full force and effect during any extension of the Lease Agreement.

32. SECOND RENEWAL OPTION

(a) If TENANT is not then in default, TENANT shall have the option to extend the Lease for an additional term of five (5) years by giving written notice to OWNER as required by Paragraph 18. The rental rate for the renewal period will be increased annually on the anniversary of the Commencement Date by the greater of the percentage increase in the Consumer Price Index during the previous twelve-month period or 2.5% per year, but not to exceed 5% per year, plus applicable sales tax.

(b) In order to exercise this option, TENANT must give OWNER written notice One hundred eighty days (180) days prior to the expiration date of Lease Term.

(c) All other terms and conditions of this Lease Agreement shall be and remain in full force and effect during any extension of the Lease Agreement.

33. THIRD RENEWAL OPTION

(a) If TENANT is not then in default, TENANT shall have the option to extend the Lease for an additional term of five (5) years by giving written notice to OWNER as required by Paragraph 18. The rental rate for the renewal period will be increased annually on the anniversary of the Commencement Date by the greater of the percentage increase in the Consumer Price Index during the previous twelve-month period or 2.5% per year, but not to exceed 5% per year, plus applicable sales tax.

(b)	In order to exercise this option, TENANT must give OWNER written notice One hundred eighty days (180) days prior to the expiration date of Lease Term.

(c)	All other terms and conditions of this Lease Agreement shall be and remain in full force and effect during any extension of the Lease Agreement.

34. FOURTH RENEWAL OPTION

(a)	If TENANT is not then in default, TENANT shall have the option to extend the Lease for an additional term of five (5) years by giving written notice to OWNER as required by Paragraph 18. The rental rate for the renewal period will be increased annually on the anniversary of the Commencement Date by the greater of the percentage increase in the Consumer Price Index during the previous twelve-month period or 2.5% per year, but not to exceed 5% per year, plus applicable sales tax.

(b)	In order to exercise this option, TENANT must give OWNER written notice One hundred eighty days (180) days prior to the expiration date of Lease Term.

(c)	All other terms and conditions of this Lease Agreement shall be and remain in full force and effect during any extension of the Lease Agreement.

35. HOLDING OVER

In the event TENANT remains in possession of the Demised Premises after the expiration of the term hereof and without the execution of a new lease, TENANT thereby shall not acquire any right, title, or interest in or to the Demised Premises; provided, however, that at the option of OWNER, by written notice of the exercise thereof given to TENANT within thirty (30) days next following the last day of the term hereof or any extension thereof, TENANT as a result of such holding over thereby shall be deemed to have renewed this lease for an additional term equal in length to the initial term of the original lease, and if OWNER shall not exercise the option above described, TENANT, as a result of such holding over, shall occupy the Premises as a tenant at will as a month to month tenancy, and rental for the holdover period shall be One hundred and Fifty percent (150%) and in either event subject to all the conditions, provisions, and obligations of this lease insofar as the same shall then be applicable to whichever of such tenancies shall result.

36. BANKRUPTCY

Notwithstanding any other provisions contained in this lease, in the event the Lessee is closed or taken over by the North Carolina Commissioner of Banks, or other bank supervisory authority, the Lessor may terminate the lease only with the concurrence of The Commissioner of Banks or other bank supervisory authority, and any such authority shall in any event have the election either to continue or to terminate the lease: Provided, that in the event this lease is terminated, the maximum claim of Lessor for damages or indemnity for injury resulting from the rejection or abandonment of the unexpired term of the lease shall in no event be in an amount exceeding the rent reserved by the lease, without acceleration, for the year next succeeding the date of the surrender of the premises to the Lessor, or the date of re-entry of the Lessor, whichever first occurs, whether before or after the closing of the bank, plus an amount equal to the unpaid rent accrued, without acceleration up to such date.

OWNER AND TENANT HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF OWNER AND TENANT WITH RESPECT TO THE DEMISED PREMISES.

IN WITNESS WHEREOF, OWNER has hereunto set his hand and seal and TENANT has caused this Lease Agreement to be executed by its duly authorized officers and its seal to be hereunto affixed, the day and year first above written.

OWNER:	KRS OF SUMMERFIELD, LLC.

BY:
	TITLE:	MANAGER
(SEAL)

TENANT:	BANK OF OAK RIDGE

BY:
	TITLE:	President

ATTEST:

SECRETARY

(CORPORATE SEAL)